UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print of Type Responses)
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    RUBIN                              DAN
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

405 LEXINGTON AVENUE, 50TH FLOOR
--------------------------------------------------------------------------------
                                    (Street)

NEW YORK                               NY                   10174
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

October 24, 2002
________________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

1-800-ATTORNEY, INC. (NASDAQ: ATTY)
________________________________________________________________________________
5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X]  Director                             [X]  10% Owner
    [X]  Officer (give title below)           [_]  Other (specify below)

CEO
________________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)

10/22/02
________________________________________________________________________________
7.  Individual or Joint/Group Filing  (Check Applicable Line)

    [X]  Form filed by One Reporting Person

    [_]  Form filed by More than One Reporting Person

















================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE               136,465                      I                    BY RUBIN INVESTMENT GROUP, INC.(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) The reporting person is a principal shareholder of the corporation that owns the reported securities. The reporting person disclaims beneficial ownership of the reported securities e except to the extent of his pecuniary interest therein.

--------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                          (Over)

================================================================================
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

SUBSCRIPTION TO PURCHASE  (1)                       COMMON STOCK           3,213,535         $0.384        I              BY RUBIN
                                                                                                                          INVESTMENT
                                                                                                                          GROUP (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1) Rubin Investment Group, Inc. has subscribed to purchase the shares contingent upon shareholder approval of the required amendment to the Registrant's Articles of Incorporation.
2) The reporting person is a principal shareholder of the corporation that owns the reported securities. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.


/s/ Dan Rubin                                               October 25, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2